MMI Companies, Inc.
540 Lake Cook Road, Deerfield, Illinois 60015-5290
847-374-2400  FAX 847-940-2372

INVESTOR CONTACT:  Paul Orzech, 847-374-2369

      MMI Stockholders Approve Agreement and Plan of Merger
                   with The St. Paul Companies

DEERFIELD, IL, March 9, 2000 - MMI Companies, Inc. (NYSE: MMI), reported that at a special meeting of stockholders today, its stockholders voted to approve the Agreement and Plan of Merger between MMI and The St. Paul Companies.

On December 20, 1999 MMI executed an Agreement and Plan of Merger to be acquired by The St. Paul Companies, Inc. for $10.00 per share in cash. In connection with obtaining regulatory approval for the transaction, early termination of the Hart-Scott-Rodino waiting period and approval of the Missouri Department of Insurance have been granted. Filings for other regulatory approvals have been made and are pending. The transaction is expected to close early in the second quarter of 2000.

Forward-looking statements

Information concerning the expected closing date of the pending acquisition is a forward-looking statement that involves legal and regulatory uncertainty. To that extent, MMI claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. MMI assumes no duty to update such forward-looking statement.

MMI Companies, Inc. is an international healthcare risk services company with 25 years of experience providing a wide range of products and services that help the healthcare industry enhance its performance and manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides strategic consulting services, clinical risk management and operational consulting services, insurance and reinsurance throughout the US, particularly to the healthcare industry, and underwrites insurance and reinsurance in the London market. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas. For more information about MMI Companies, please visit the Company's Web site at www.mmicompanies.com.

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